Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the reference to our firm under the caption “Experts” and to the inclusion in Amendment #11 to the Registration Statement of BioLife4D Corporation on Form S-1 (file #333-265400) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 27, 2023 and with respect to our audit of the financial statements of BioLife4D Corporation as of December 31, 2022 and 2021 and for the years then ended.

/s/ LJ Soldinger Associates, LLC

Deer Park, Illinois

United States of America

April 19, 2023